Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

2U, Inc.

We consent to the use of our report included herein and to the references to our firm under the headings “Experts”, “Selected Consolidated Financial Data” and “Summary Consolidated Financial Data” in the prospectus.

/s/ KPMG LLP
McLean, Virginia
February 21, 2014